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                 June 9, 2023

       Gabi Kabazo
       Chief Financial Officer
       BYND Cannasoft Enterprises Inc.
       7000 Akko Road
       Kiryat Motzkin
       Israel

                                                        Re: BYND Cannasoft
Enterprises Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed June 2, 2023
                                                            File No. 333-272374

       Dear Gabi Kabazo:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at 202-551-6356 or Matthew Derby,
       Legal Branch Chief, at 202-551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Louis A. Brilleman,
Esq.